Exhibit 1

EXECUTION COPY

ALTRIA GROUP, INC.

(formerly known as Philip Morris Companies Inc.,

the “Company”)

Debt Securities and

Warrants to Purchase Debt Securities

TERMS AGREEMENT

October 30, 2003

Altria Group, Inc.

120 Park Avenue

New York, New York 10017

Attention:	Amy Engel
Vice President and Treasurer

Dear Ladies and Gentlemen:

We offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement relating to Debt Securities and Warrants to Purchase Debt Securities dated as of December 1, 1997 in connection with the Company’s registration statement on Form S-3 (No. 333-35143) (the “Underwriting Agreement”), the following securities (“Debt Securities”) on the following terms:

Debt Securities
Title:	5 5/8% Notes due 2008 (the “5 5/8% Notes”). 7% Notes due 2013 (the “7% Notes”).
Principal Amount:	In the case of the 5 5/8% Notes, $500,000,000. In the case of the 7% Notes, $1,000,000,000.
Interest Rate:

In the case of the 5 5/8% Notes, 5 5/8% per annum from November 4, 2003, payable on May 4 and November 4 of each year, commencing May 4, 2004, to holders of record on the preceding April 20 or October 20, as the case may be.

In the case of the 7% Notes, 7% per annum from November 4, 2003, payable on May 4 and November 4 of each year, commencing May 4, 2004, to holders of record on the preceding April 20 or October 20, as the case may be.
Maturity:	In the case of the 5 5/8% Notes, November 4, 2008. In the case of the 7% Notes, November 4, 2013.
Currency of Denomination:	United States Dollars.
Currency of Payment:	United States Dollars.
Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company or its designated custodian, in denominations of $1,000 and $1,000 integral multiples thereof.

Optional Redemption:	The Debt Securities may not be redeemed prior to maturity.
Option to Elect Repayment:	None.
Sinking Fund:	None.
Listing:	None.
Delayed Delivery Contracts:	Not authorized.
Payment of Additional Amounts:	Not applicable.
Purchase Price:

In the case of the 5 5/8% Notes, 98.893% of the principal amount, plus accrued interest, if any, from November 4, 2003, in immediately available funds.

In the case of the 7% Notes, 99.322% of the principal amount, plus accrued interest, if any, from November 4, 2003, in immediately available funds.

Expected Reoffering Price:

In the case of the 5 5/8% Notes, 99.493% of the principal amount, plus accrued interest, if any, from November 4, 2003, in immediately available funds.

In the case of the 7% Notes, 99.972% of the principal amount, plus accrued interest, if any, from November 4, 2003, in immediately available funds.

Name and Address of the Representatives of the several Underwriters:

Citigroup Global Markets Inc.

J.P. Morgan Securities Inc.

Lehman Brothers Inc.

c/o Lehman Brothers Inc.

745 Seventh Ave

New York, New York 10019

Attention: Debt Capital Markets – Consumer Products

Group

The principal amounts of the Debt Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule I hereto.

Except as set forth below, the provisions of the Underwriting Agreement are incorporated herein by reference and the following provisions are hereby added thereto and made a part thereof:

1. Subsection (g) of Section 4 of the Underwriting Agreement is subject to the letter agreement entered into on the date hereof between the Company and the Representatives.

2. The Company represents and agrees with each Underwriter that the documents incorporated by reference in the Registration Statement and the Prospectus on or before the Closing Date, when they were or are filed with the Securities and Exchange Commission, conformed or will conform, as the case may be, in all material respects to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Rules and Regulations thereunder.

3. Subsection (a) of Section 2 of the Underwriting Agreement is hereby amended by adding the following sentence: “Notwithstanding the foregoing, and except as otherwise specified, any reference herein to the Registration Statement or the Prospectus shall be deemed to include all documents incorporated therein by reference pursuant to the requirements of Item 12 of Form S-3 under the Act that have been filed pursuant to the Exchange Act, prior to the execution of the applicable Terms Agreement referred to in Section 3.”

4. Section 2 of the Underwriting Agreement is hereby further amended by adding the following additional representations and warranties:

“(c) The Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them, except to the extent that the failure to possess such certificates, authorities or permits would not reasonably be expected to have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”), and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(d) There are no pending or to the Company’s knowledge, threatened, actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that are required to be disclosed in the Prospectus that are not so disclosed.

(e) The financial statements included in the Registration Statement and Prospectus present fairly the consolidated financial position of the Company and its subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown and all such financial statements have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis (except for changes required by changes in such accounting principles) and comply as to form with the applicable accounting requirements of the Act; any schedules included in the Registration Statement present fairly the information required to be stated therein; the summary and selected financial data included in the Registration Statement and the Prospectus, if any, present fairly, on the basis stated in the Registration Statement and the Prospectus, the information shown therein; and with respect to any pro forma financial information included in the Registration Statement and Prospectus, the assumptions used in preparing such pro forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, and the related pro forma adjustments give appropriate effect to those assumptions.

(f) Other than as set forth in the Prospectus, since the date of the latest audited financial statements included in the Prospectus, there has been no material adverse change in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole, and there has been no extraordinary dividend or extraordinary distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(g) The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.”

5. Subsection (f) of Section 4 of the Underwriting Agreement is hereby amended by adding the following sentence at the end thereof: “Such documentation and information may be furnished or made available electronically.”

6. Subsection (c) of Section 5 of the Underwriting Agreement is hereby amended as follows:

(a) Clause (iii) thereof is deleted in its entirety and the following new clause (iii) is substituted therefor:

“(iii) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any material disruption in commercial banking or securities settlement or clearance services, or any setting of minimum prices for trading any securities of the Company on the New York Stock Exchange, or any suspension of trading of any securities of the Company on the New York Stock Exchange.”

7. Subsection (d) of Section 5 of the Underwriting Agreement is hereby amended as follows:

(a) The following new clause (viii) is added:

“(viii) the documents incorporated by reference in the Registration Statement and the Prospectus on or before the Closing Date, when they were or are filed with the Commission, conformed or will conform, as the case may be, in all material respects to the requirements of the Exchange Act and the Rules and Regulations thereunder.”

8. For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the prospectus supplement consists of the following information: the concession and reallowance figures appearing in the sixth paragraph under the caption “Underwriting” in the prospectus supplement, the information contained in the ninth and tenth paragraphs under the caption “Underwriting” in the prospectus supplement and, assuming that the Debt Securities are rated investment grade by the applicable rating agencies, the last sentence of the thirteenth paragraph under the caption “Underwriting” in the prospectus supplement.

9. The following selling restrictions apply to the offer and sale of the Debt Securities:

(a) Each Underwriter hereby severally represents and agrees that it and its affiliates have not offered, sold or delivered and it and its affiliates will not offer, sell or deliver, directly or indirectly, any of the Debt Securities or distribute the Prospectus, or any other offering material relating to the Debt Securities, in or from any jurisdiction except under circumstances that comply with the applicable laws and regulations thereof, including obtaining any consent, approval or permission required for the offer or sale of the Debt Securities, and that will not impose any obligation on the Company except as set forth in the Underwriting Agreement and herein.

(b) Each Underwriter hereby severally represents and agrees that:

(1) it has not offered or sold and, prior to the expiry of a period of six months from the issue date of the Debt Securities, will not offer or sell any Debt Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

(2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000 of the United Kingdom (the “FSMA”)) received by it in connection with the issue or sale of any Debt Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company; and

(3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such Debt Securities in, from or otherwise involving the United Kingdom.

(c) Each Underwriter hereby severally represents and agrees that it will comply with the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “Act”) of the Federal Republic of Germany and all other applicable legal and regulatory requirements. In particular, each of the Underwriters has represented and agreed that it has not engaged and has agreed that it will not engage in a public offering (öffentliches Angebot) within the meaning of the Act with respect to any Debt Securities otherwise than in accordance with the Act.

(d) Each Underwriter hereby severally represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, the Debt Securities to the public in France and that offers and sales of the Debt Securities in France will be made only to qualified investors (investisseurs qualifiés) as defined in Article L.411-2 of the French Code monétaire et financier and decree no. 98-880 dated 1 October 1998. In addition, each Underwriter hereby severally represents and agrees that it has not distributed or caused to be distributed and will not distribute or cause to be distributed in France the Prospectus or any other offering material relating to the Debt Securities other than to investors to whom offers and sales of the Debt Securities in France may be made as described above.

(e) Each Underwriter hereby severally represents and agrees that the Debt Securities may not be offered, sold, transferred or delivered in or from The Netherlands, as part of its initial distribution or as part of any re-offering, and neither the Prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

(f) Each Underwriter hereby severally represents and agrees that it has not offered, sold or delivered, and will not offer, sell or deliver, and has not distributed and will not distribute and has not made and will not make available in Italy the Debt Securities, the Prospectus nor any other offering material relating to the Debt Securities other than (i) to professional investors (investitori professionali/operatori qualificati) as defined in Article 31, paragraph 2, of Regulation no. 11522 of 1 July 1998 of Commissione Nazionale per la Società e la Borsa (“CONSOB”), as amended, pursuant to Article 100, paragraph 1, lett. a) and Article 30, paragraph 2, of Legislative Decree no. 58 of 24 February 1998 (the “Financial Laws Consolidated Act”), (ii) in any other circumstances where an express exemption from compliance with the investment solicitation rules provided for by the Financial Laws Consolidated Act and CONSOB Regulation no. 11971 of 14 May 1999, as amended, applies, or (iii) to Italian residents who submit unsolicited offers to any of the Underwriters to purchase the Debt Securities. Any offer, sale or delivery of the Debt Securities, the Prospectus or any other offering material relating to the Debt Securities shall (i) be made in accordance with all applicable Italian laws and regulations, (ii) be made in compliance with Article 129 of Legislative Decree no. 385 of 1 September 1993, as amended (the “Banking Law Consolidated Act”) and the implementing guidelines of the Bank of Italy (Istruzioni di Vigilanza per le banche) pursuant to which the issue, trading or placement of the Debt Securities in Italy is subject to prior notification to the Bank of Italy, unless an exemption depending, inter alia, on the aggregate amount and the characteristics of the Debt Securities issued or offered in Italy applies, (iii) be conducted in accordance with any relevant limitations or procedural requirements the Bank of Italy or CONSOB may impose upon the offer or sale of the Debt Securities, and (iv) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of the Banking Law Consolidated Act, to the extent duly authorised to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Financial Laws Consolidated Act and the relevant implementing regulations; or by (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorised to place and distribute securities in Italy pursuant to Articles 15, 16 and 18 of the Banking Law Consolidated Act, in each case acting in compliance with every applicable law and regulation.

(g) Each Underwriter hereby severally represents and agrees that it has not offered or sold, and will not offer or sell, the Debt Securities to any investors in Switzerland other than on a non-public basis.

The Closing will take place at 10:00 A.M., New York City time, on November 4, 2003 at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166.

Please signify your acceptance by signing the enclosed in the space provided and returning it to us.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/S/ ANDREW VAN DER VORD
Name:	Andrew van der Vord
Title:	Managing Director

J.P. MORGAN SECURITIES INC.

By:	/S/ CARL J. MEHLDAU JR.
Name:	Carl J. Mehldau Jr.
Title:	Vice President

LEHMAN BROTHERS INC.

By:	/S/ MARTIN GOLDBERG
Name:	Martin Goldberg
Title:	Senior Vice President

As Representatives of the several Underwriters

Accepted:

ALTRIA GROUP, INC.

By:	/S/ AMY J. ENGEL

Name: Amy J. Engel
Title: Vice President and Treasurer

Schedule I

DEBT SECURITIES

Underwriter	Principal Amount of 5 5/8% Notes due 2008	Principal Amount of 7% Notes due 2013
Citigroup Global Markets Inc.	$116,750,000	$233,500,000
J.P. Morgan Securities Inc.	116,750,000	233,500,000
Lehman Brothers Inc.	116,750,000	233,500,000
ABN AMRO Incorporated	23,700,000	47,400,000
BNP Paribas Securities Corp.	23,700,000	47,400,000
Dresdner Kleinwort Wasserstein Securities LLC	23,700,000	47,400,000
ING Financial Markets LLC	23,700,000	47,400,000
SG Cowen Securities Corporation	23,700,000	47,400,000
UBS Securities LLC	23,700,000	47,400,000
Muriel Siebert & Co., Inc.	2,516,000	5,034,000
Ormes Capital Markets, Inc.	2,517,000	5,033,000
Samuel A. Ramirez & Co., Inc.	2,517,000	5,033,000

Total	$500,000,000	$1,000,000,000